EXHIBIT 99.1

NEWS RELEASE

LINN ENERGY ANNOUNCES PUBLIC OFFERING OF UNITS

Houston, Texas, May 11, 2009 – LINN Energy, LLC (NASDAQ: LINE) announced today that it plans to make a public offering of 4,500,000 units of its limited liability company interests pursuant to an effective shelf registration statement on Form S-3ASR filed with the Securities and Exchange Commission. LINN Energy has granted the underwriters a 30-day option to purchase up to an additional 675,000 units.  Net proceeds from the offering are expected to be used for the repayment of debt under LINN Energy’s revolving credit facility and for general corporate purposes.

RBC Capital Markets Corporation, Barclays Capital Inc. and Citi will act as joint book-running managers for the offering.  When available, a copy of the prospectus supplement and the related base prospectus relating to the offering may be obtained from:

RBC Capital Markets Corporation
Three World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Attention: Equity Syndicate
Phone: (212) 428-6670

Barclays Capital Inc.
c/o Broadridge, Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
Phone: (888) 603-5847
Email: Barclaysprospectus@broadridge.com

Citi
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, NY 11220
Phone: (800) 831-9146

This press release does not constitute an offer to sell or a solicitation of an offer to buy units or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life natural gas and oil assets. More information about LINN Energy is available at www.linnenergy.com.

CONTACT:           LINN Energy, LLC
Clay P. Jeansonne, Vice President – Investor Relations
281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plans to complete a public offering of 4,500,000 units of its limited liability company interests. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.